DISTRIBUTION:  Business Editors

LENGTH:  1430 words

HEADLINE: Big Flower Reaches Agreement with Thomas H. Lee Company for $ 1.9 Billion Re-Capitalization

DATELINE:  NEW YORK

BODY:
June 29, 1999-- Evercore Capital Partners to Co-Invest Annual Meeting Cancelled Special Meeting to be Scheduled

Big Flower Holdings, Inc. (NYSE: BGF) ("Big Flower" or the "Company") and Thomas
H. Lee Company ("THL Co.") announced today a definitive agreement regarding an approximately $ 1.9 billion re-capitalization of Big Flower, pursuant to which BFH Merger Corp. will be merged with and into the company. BFH Merger Corp. is an entity formed by THL Co. and Evercore Capital Partners for the purpose of effecting the re-capitalization of Big Flower. The Company announced on April 20, 1999, that its Board of Directors had authorized the exploration of certain strategic alternatives. The closing price of the Company's stock on the previous day was $ 27.875 per share. Under the terms of the agreement announced today, the common shares of Big Flower held by the public will be converted into the right to receive (i) $ 30 per share in cash and (ii) 0.21 shares of a payment-in-kind (PIK) preferred stock with a liquidation preference of $ 25 per share (or $ 5.25 per share of Big Flower common stock), together with warrants to purchase common shares of the Company, with an exercise price of $ 0.01 per share, representing, in the aggregate, 5% of the primary common shares of the company following the re-capitalization (the "Merger Consideration"). The PIK Preferred will accrue dividends at an annual rate of 10%, calculated semi-annually. The preferred stock and the warrants will be registered under the Securities Act of 1933. Founder and Chairman of the Board Theodore Ammon, and members of the management of Big Flower and its operating subsidiaries, will retain a portion of their equity in the Company which, upon consummation of the merger, will represent a significant equity interest in the re-capitalized company. Both Mr. Ammon and management are expected to continue to serve in their current management capacities. Consummation of the merger is subject, among other things, to Company shareholder approval at a special shareholder meeting expected to be held late in the third or early in the fourth quarter of 1999, receipt of the necessary financing, and other customary conditions. The Company does not expect that the consummation of the merger would constitute a change of control under the terms of its 8 7/8% Senior Subordinated Notes and its 8 5/8% Senior Subordinated Notes. The financing necessary for the transaction has been fully committed by Chase Securities Inc., Deutsche Bank, Bank of America, Bear, Stearns & Co., Inc. and their affiliates. Big Flower also announced the cancellation of its 1999 Annual Meeting of Stockholders, which was scheduled to take place Tuesday, June 29, 1999 at 9:00 a.m. Peter Diamandis, Chairman of the Independent Directors of Big Flower, said, "This is the product of a lengthy review of the Company's strategic alternatives. We are satisfied that this transaction represents the best alternative for the



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Company's shareholders at this time." "We welcome the Thomas H. Lee Company and
Evercore as our new partners," said Mr. Ammon. "They bring to our business new resources, strategic acumen and a strong history of investing in successful companies. We believe this transaction will further our mission to become the leading provider of advertising and marketing services and solutions. Our customers will continue to benefit from our strengths in advertising inserts and newspaper services, digital premedia, direct marketing, and enterprise software." "We are pleased to have the opportunity to invest in this leading provider of advertising and marketing solutions," said Anthony J. DiNovi and Scott M. Sperling, Managing Directors of Thomas H. Lee Company. "This is a company with an outstanding management team and great market positions, and we and Evercore intend to support fully the continuation of its growth strategy." The Big Flower Independent Directors have unanimously approved the adoption of the merger agreement. Berenson Minella & Company and Goldman, Sachs & Co. have served as financial advisors to the Company and have each provided a fairness opinion to the Company's Board in connection with the transaction. Chase Securities Inc. and Deutsche Banc Alex Brown provided merger advisory services to BFH Merger Corp. Big Flower is a leading advertising and marketing services and solutions company which provides more than 3,000 retail, advertising agency, broadcasting, manufacturing and newspaper customers with highly-targeted, promotional advertising products, services and software. Big Flower specializes in targeted advertising inserts, circulation-building newspaper products, data-driven direct mail and direct marketing services and digital services, including commercial image design and production, and computer-based advertising management systems. Big Flower also owns XL Ventures, a venture capital subsidiary focused on making minority investments in companies involved in providing advertising and marketing services through the Internet to both on-line and off-line customers. For the year ended March 31, 1999, the Company's pro forma revenues were approximately $ 1.8 billion, including all acquisitions. Thomas H. Lee Company is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, THL Co. currently manages approximately $ 5 billion of committed capital. Recent transactions sponsored by THL Co. include Eye Care Centers of America, Experian Information Solutions, Fisher Scientific International, Homeside Lending, Rayovac, Safelite Glass and United Industries. Evercore Partners provides strategic and financial advisory services to major corporations and makes private equity investments through its Evercore Capital Partners affiliate. Evercore Capital Partners' most recent investment was its $ 850 million purchase of American Media. Recent advisory work includes advising Tenneco on the separation of its automotive and packaging businesses, and advising Dow Jones on its interactive joint venture with Reuters. This release contains forward-looking statements that involve risks and uncertainties. Actual events in the future could differ materially from those described in the forward-looking statements as a result of changes affecting the Company's operating businesses, changes in the advertising markets, the financial conditions of the Company's customers, the general conditions of the domestic and international economies and financial markets.



CONTACT: For: Big Flower Holdings, Inc.
              Nancy S. Murray
              212.521.1606
              nmurray@bigflower.com
              or



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              Evercore Capital Partners
              Austin M. Beutner
              212.857.3120
              beutner@evercore.com
              or
              For: Thomas H. Lee Company
              Peter Rosenthal
              Rubenstein Associates, Inc.
              212.843.8030
              prosen@rubenstein.com
              or
              For: Media
              Jim Abernathy
              Abernathy, MacGregor Frank
              212.371.5999